Exhibit 99.2

ACCURAY INCORPORATED

STAND-ALONE INDUCEMENT PERFORMANCE UNIT AGREEMENT

Participant must notify the Company within one (1) month following the Date of Grant if he or she wishes to reject this Award. Otherwise, Participant will be deemed to have accepted the Award on the terms and conditions on which it is offered.

NOTICE OF GRANT OF PERFORMANCE UNIT AWARD

Participant Name:                                     Patrick Spine

Participant has been granted the right to receive an Award of market-based Performance Units (“MSUs”), subject to the terms and conditions of this Award Agreement, as follows:

Grant Number	________________________________

Date of Grant	April 30, 2018

Target Award	________________________________

Maximum Award	(up to a maximum of 150% of the Target Award)

Vesting Schedule:

The Performance Periods for this Award shall be as follows: the “First Performance Period” shall be the period commencing on November 1, 2017 and ending on October 31, 2019, and the “Second Performance Period” shall be the period commencing on November 1, 2017 and ending on October 31, 2020.

For purposes of this Award Agreement, the “Benchmark” shall mean the Russell 2000 Index. “Benchmark Performance” shall mean the total return of the Benchmark for the relevant Performance Period. The total return of the Benchmark shall be calculated as follows: the average closing price for the last three (3) months of the Performance Period (i.e., August 1 – October 31 of the applicable calendar year) (“Ending Quarter”) minus the average closing price for the three months preceding the first day of the Performance Period (i.e., August 1 – October 31 of the applicable calendar year) (“Beginning Quarter”) divided by the average closing price for the Beginning Quarter.

•	Sample calculation of Benchmark Performance:

•	Ending Quarter average closing price of 690 – Beginning Quarter average closing price of 600 / Beginning Quarter average closing price of 600 = Benchmark Performance of 15%

For purposes of this Award Agreement, “Company Performance” shall mean the total shareholder return (“TSR”) of the Common Stock for the relevant Performance Period. The TSR shall be calculated as follows: the average closing price for the Beginning Quarter minus the average closing price for the Ending Quarter plus any dividends paid, divided by the average closing price for the Beginning Quarter.

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•	Sample calculation of Company Performance, assuming no dividends are paid:

•	Ending Quarter average closing price of $9 – Beginning Quarter average closing price of $6 / Beginning Quarter average closing price of $6 = Company Performance of 50%

For purposes of this Award Agreement, “Vesting Date” shall mean the date on which the Administrator certifies the Company Performance for the relevant Performance Period. Such certification date shall occur not later than sixty (60) days following the end of any Performance Period, unless otherwise specified by the Change in Control provisions below. The Target Award shall be divided into two equal tranches, with one tranche assigned to each Performance Period. For each tranche, the actual number of MSUs that will vest will be determined by the Administrator based on the Company Performance for the applicable Performance Period relative to the Benchmark Performance for the applicable Performance Period and will range from 0% to 150% of the portion of the Target Award allocated to such tranche.

For purposes of this Award Agreement, “Target Performance” shall mean the Benchmark Performance. For each tranche, vesting of the entire portion of the Target Award allocated to such tranche requires the Company Performance for the applicable Performance Period to be equal to the Target Performance for the applicable Performance Period. If the Company Performance for the Performance Period (a) is a percentage that is less than or equal to zero and (b) exceeds the Target Performance for the Performance Period, then 100% of the Target Award allocated to such tranche will vest. If the Company Performance for the Performance Period (a) is a percentage greater than zero and (b) exceeds the Target Performance for the Performance Period, then (y) an above-target number of MSUs in the tranche will vest, up to a maximum of 150% of the portion of the Target Award allocated to the tranche (the “Maximum Award”) and (z) a multiple of two (2) will be applied to the percentage points by which Company Performance for the Performance Period exceeds Target Performance for the Performance Period to calculate the exact number of MSUs in the tranche that vest. If Company Performance for the Performance Period is less than the Target Performance for the Performance Period, a multiple of three (3) will be applied to the percentage points by which Company Performance for the Performance Period trails the Target Performance for the Performance Period to calculate the exact number of MSUs in the tranche that vest.

The following are sample calculations for the First Performance Period:

•	Example of Company Performance that is less than or equal to zero and exceeds the Target Performance:

•	For the First Performance Period, Company Performance is -10%, Benchmark Performance is -15%, and Target Performance is -15%.

•	(Company Performance of -10% – Target Performance of -15%) = 5%

•	100% x Target Award = MSUs vested

•	If the Target Award of MSUs for the First Performance Period is 500, 500 MSUs (100% x 500) will vest for the first Performance Period.

•	Example of Company Performance that is greater than zero and exceeds the Target Performance:

•	For the First Performance Period, Company Performance is 40%, Benchmark Performance is 15%, and Target Performance is 15%.

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•	(Company Performance of 40% – Target Performance of 15%) = 25%

•	(25% x multiple of 2) + 100% of Target Award = 150%

•	150% x Target Award = MSUs vested

•	If the Target Award of MSUs for the First Performance Period is 500, the Maximum Award of 750 MSUs for the first Performance Period (150% x 500) will vest.

•	Example of Company Performance at Target Performance:

•	For the First Performance Period, Company Performance is 15%, Benchmark Performance is 15%, and Target Performance is 15%.

•	(Company Performance of 15% – Target Performance of 15%) = 0%

•	0% + 100% of Target Award = 100%

•	100% x Target Award = MSUs vested

•	If the Target Award of MSUs for the First Performance Period is 500, 500 MSUs (100% x 500) will vest for the first Performance Period.

•	Example of Company Performance missing the Target Performance:

•	For the First Performance Period, Company Performance is 10%, Benchmark Performance is 15%, and Target Performance is 15%.

•	(Company Performance of 10% – Target Performance of 15%) = -5%

•	(-5% x multiple of 3) + 100% of Target Award = 85%

•	85% x Target Award = MSUs vested

•	If the Target Award of MSUs for the First Performance Period is 500, 425 MSUs (85% x 500) will vest for the first Performance Period.

If all the MSUs allocated to the First Performance Period do not vest during the First Performance Period, the unvested MSUs in the tranche covered by the First Performance Period shall be forfeited. Unvested MSUs from the First Performance Period may not be carried over to the Second Performance Period. The number of MSUs that vest pursuant to the above calculations shall be rounded to the nearest whole number of MSUs.

In the event of a Change in Control, each Performance Period shall be deemed to end upon the closing of the Change in Control (the “Closing”). The price of the Common Stock upon such Closing will be used for the measurement of Company Performance when calculating whether any MSUs will be eligible to vest. Once it has been determined that there will be MSUs that are eligible to vest, the number of MSUs that are eligible to vest for each Performance Period will be calculated. For each Performance Period, a prorated number (determined by multiplying (x) the number of number of MSUs eligible to vest by (y) the fraction obtained by dividing (A) the number of days elapsed from the beginning of the Performance Period to the date of the Closing by (B) the number of days in the originally scheduled Performance Period, and rounded to the nearest whole number of MSUs) of the MSUs that have become eligible to vest will vest immediately prior to and contingent upon the Change in Control. The remaining MSUs that are eligible to vest will vest in equal monthly installments over the period from the date of the Closing through the date the Performance Period was originally scheduled to end, subject to Participant’s continued status as a Service Provider.

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•	Example of Change in Control calculation assuming an October 31, 2018 Change in Control closing date:

•	Company Performance is calculated to be 40% upon closing.

•	Benchmark Performance is calculated to be 15% upon closing.

•	Target Performance is 15% (or Benchmark Performance).

•	(Company Performance of 40% – Target Performance of 15%) = 25%

•	(25% x multiple of 2) + 100% of Target Award = 150%

•	150% x Target Award for each Performance Period. If the Target Award of MSUs is 1000, 750 MSUs will be eligible to vest for each Performance Period.

•	Half of the originally scheduled First Performance Period has elapsed, so half of the 750 MSUs eligible to vest for the First Performance Period (375 MSUs) will vest immediately upon the Closing. The remaining half (375 MSUs) will continue to vest monthly for the remainder of the originally scheduled First Performance Period, subject to Participant’s continued status as a Service Provider.

•	One-third of the originally scheduled Second Performance Period has elapsed, so one-third of the 750 MSUs allocated to the Second Performance Period (250 MSUs) will vest immediately upon the Closing. The remaining two-thirds (500 MSUs) will continue to vest monthly for the remainder of the originally scheduled Second Performance Period, subject to Participant’s continued status as a Service Provider.

The above shall apply unless the Award is vested earlier in accordance with the terms of any change in control agreement, retention agreement, or employment agreement between Participant and the Company. For purposes of clarity, MSUs that are converted to time-based vesting as a result of a Change in Control (“RSUs”) shall be treated as restricted stock units for all purposes of any change in control agreement, retention agreement, or employment agreement between Participant and the Company.

In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the MSUs, the MSUs and Participant’s right to acquire any Shares hereunder will immediately be forfeited and terminated.

If Participant does not wish to receive this Award and/or does not consent and agree to the terms and conditions on which the Award is offered, as set forth in this Award Agreement, including the Terms and Conditions of Performance Unit Award, attached hereto as Exhibit A, then Participant must reject the Award by notifying the Company at Accuray Incorporated, Attention Stock Administration, 1310 Chesapeake Terrace, Sunnyvale, CA 94089 no later than one (1) month following the Date of Grant, in which case the Award will be cancelled. Participant’s failure to notify the Company of his or her rejection of the Award within this specified period will constitute Participant’s acceptance of the Award and his or her agreement with all terms and conditions of the Award, as set forth in this Award Agreement, including the Terms and Conditions of Performance Unit Award, attached hereto as Exhibit A.

Participant has reviewed this Award Agreement in its entirety, has had an opportunity to obtain the advice of counsel, and fully understands all provisions of this Award Agreement. By accepting this Award, Participant hereby agrees (i) to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Award

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Agreement, (ii) to notify the Company upon any change in my residence address, and (iii) to the extent required by Section 10 of Exhibit A, the sale of Shares to cover the Tax-Related Items (and any associated broker or other fees) and agrees and acknowledges that Participant may not satisfy them by any means other than such sale of Shares, unless required to do so by the Administrator or pursuant to the Administrator’s express written consent.

ACCURAY INCORPORATED:

By:
Title:	Chief Financial Officer

INDUCEMENT MSU AGREEMENT

EXHIBIT A

TERMS AND CONDITIONS OF PERFORMANCE UNIT AWARD

1. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Award Agreement, in accordance with Section 2.

(b) “Affiliate” means any entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

(c) “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction that may apply to this Award.

(d) “Award” means this award of MSUs.

(e) “Award Agreement” means this Stand-Alone Inducement Performance Unit Agreement evidencing this Award.

(f) “Board” means the Board of Directors of the Company.

(g) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

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(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12)-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(h) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

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(i) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 2 hereof.

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means Accuray Incorporated, a Delaware corporation, or any successor thereto.

(l) “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent, Subsidiary or Affiliate to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent, Subsidiary or Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

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(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(r) “Fiscal Year” means the fiscal year of the Company.

(s) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(t) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(u) “Participant” means the person named in the Notice of Grant or such person’s successor.

(v) “Performance Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, which may be earned in whole or in part upon attainment of the performance goals and other vesting criteria set forth in the Notice of Grant. Each Performance Unit represents an unfunded and unsecured obligation of the Company.

(w) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Award Agreement.

(x) “Securities Act” means the Securities Act of 1933, as amended.

(y) “Section 409A” means Section 409A of the Code and the final regulations and any guidance promulgated thereunder, as may be amended from time to time.

(z) “Service Provider” means an Employee, Director, or Consultant.

(aa) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15.

(bb) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

2. Administration.

(a) Procedure.

(i) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(ii) Other Administration. Other than as provided above, the Award Agreement will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

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(b) Powers of the Administrator. Subject to the provisions of the Award Agreement, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to construe and interpret the terms of the Award and the Award Agreement;

(iii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of the Award; and

(iv) to make all other determinations deemed necessary or advisable for administering the Award and the Award Agreement.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations, and interpretations will be final and binding on the Participant and will be given the maximum deference permitted by Applicable Laws.

3. Grant. The Company hereby grants to the Participant an Award of MSUs, subject to all of the terms and conditions in this Award Agreement. The Award is intended to qualify as an employment inducement grant under Nasdaq Listing Rule 5635(c)(4).

4. Company’s Obligation to Pay. Each MSU represents the right to receive a Share on the date it vests. Unless and until the MSUs will have vested in the manner set forth in Sections 5 or 6, Participant will have no right to payment of any such MSUs. Prior to actual payment of any vested MSUs, such MSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any MSUs that vest in accordance with Sections 5 or 6 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any applicable tax withholding obligations as set forth in Section 10. Subject to the provisions of Section 6, such vested MSUs shall be paid in whole Shares as soon as practicable after vesting, but in each such case within the period sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any MSUs payable under this Award Agreement.

5. Vesting Schedule. Except as provided in Section 6, and subject to Section 8, the MSUs awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant; provided, however, that (i) if a Vesting Date falls on a day upon which the U.S. national securities markets are not open for trading, such Vesting Date shall be delayed until the next trading day, and (ii) if a Vesting Date falls on December 31, such Vesting Date shall be delayed until the next trading day such that the Vesting Date, any sale to cover taxes, and applicable tax reporting all occur in the same calendar year. MSUs scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

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6. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested MSUs at any time, subject to the terms of the Award Agreement. If so accelerated, such MSUs will be considered as having vested as of the date specified by the Administrator. The payment of Shares vesting pursuant to this Section 6 shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A.

Notwithstanding anything in this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the MSUs is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated MSUs will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6)-month period following Participant’s termination as a Service Provider, then the payment of such accelerated MSUs will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the MSUs will be paid in Shares to Participant’s estate as soon as practicable following his or her death. It is the intent of this Award Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the MSUs provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

7. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of the Award will be suspended during any unpaid leave of absence. The Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.

8. Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Award Agreement, the balance of the MSUs that have not vested as of the time of Participant’s termination as a Service Provider for any or no reason and Participant’s right to acquire any Shares hereunder will immediately be forfeited and terminated.

9. Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (i) written notice of his or her status as transferee, and (ii) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

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10. Withholding of Taxes.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to the Award or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to the Award. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined.

(b) Participant’s Responsibility; Company’s Obligation to Deliver Certificates. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Award and legally applicable to Participant or deemed by the Company or the Employer in its discretion to be an appropriate charge to Participant even if legally applicable to the Company or the Employer (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the Tax-Related Items. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the MSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Award to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(c) Tax Withholding Arrangements. Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, by Participant’s acceptance of the Award, Participant authorizes and directs the Company and any brokerage firm determined acceptable to the Company to sell on Participant’s behalf a whole number of shares from those Shares issued to Participant as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items. By accepting this Award, Participant expressly consents to the sale of Shares to cover Tax-Related Items and agrees and acknowledges that Participant may not satisfy them by any means other than such sale of Shares, unless required to do so by the Administrator or pursuant to the Administrator’s express consent. In the event that such withholding by sale of Shares is problematic under applicable tax or securities law or has materially adverse

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accounting consequences, Participant authorizes the Company or its respective agents to satisfy the obligations with regard to all Tax-Related Items by (i) delivery of already vested and owned Shares having a fair market value equal to the amount required to be withheld, (ii) withholding otherwise deliverable Shares having a value equal to the amount required to be withheld, (iii) cash payment, (iv) withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer, or (v) such other means as the Administrator deems appropriate.

Depending on the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested MSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Award that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

11. Forfeiture Events.

(a) Generally. Notwithstanding any provisions to the contrary under this Award Agreement, the Award shall be subject to the Company’s clawback policy as may be established and/or amended from time to time (the “Clawback Policy”). In the absence of a Clawback Policy, the Award shall be subject to Section 11(b). The Administrator may require the Participant to forfeit, return, or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or Section 11(b) or as necessary or appropriate to comply with Applicable Laws.

(b) Forfeiture Provisions Applicable in the Absence of a Clawback Policy. The following provisions shall apply while a Clawback Policy is not in effect:

(i) Recoupment in the Event of a Restatement of Financial Results. Notwithstanding anything to the contrary set forth in the Award Agreement, in the event the Company is required to restate its financial results, the Board will review the conduct of executive officers in relation to the restatement. If the Board determines that an executive officer has engaged in misconduct, or otherwise violated the Company’s Code of Conduct and Ethics for Employees, Agents and Contractors, and that such misconduct or violation contributed to such restatement, then the Board may, in its discretion, take appropriate action to remedy the misconduct or violation, including, without limitation, seeking reimbursement of any portion of any performance-based or incentive compensation paid or awarded to the employee that is greater than would have been paid or awarded if calculated based on the restated financial results, to the extent not prohibited by governing law. For this purpose, the term “executive officer” means executive offers as defined by the Exchange Act. Any such action by the Board would be in addition to any other actions the Board may take under the Company’s policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities.

INDUCEMENT MSU AGREEMENT

(ii) Recoupment in the Event of a Material Reduction in Publicly Disclosed Backlog. Notwithstanding anything to the contrary set forth in this Award Agreement, in the event the Company is required to make a Material Reduction of its publicly-disclosed backlog figures, the Board will review the conduct of executive officers in relation to the determination and publication of backlog figures and their subsequent Material Reduction. If the Board determines that an executive officer has engaged in knowing or reckless misconduct, or otherwise violated the Company’s Code of Conduct and Ethics for Employees, Agents, and Contractors, and that such misconduct or violation led to the improper inclusion of a proposed system sale in publicly-disclosed backlog, then the Board shall, in its discretion, take appropriate action to remedy the misconduct or violation, including, without limitation, seeking reimbursement of any portion of any performance-based or incentive compensation paid or awarded to the executive officer that is greater than would have been paid or awarded if calculated based on the Materially Reduced backlog figures, to the extent not prohibited by governing law. For this purpose, the term “executive officer” means executive offers as defined by the Exchange Act. “Material Reduction” shall mean a Reduction of at least 15% of the total backlog publicly reported by the Company in the preceding quarter. By “Reduction,” this provision is intended to relate to system sales which are included in publicly-disclosed backlog but are then removed due to the cancellation of the transaction. Removals from backlog due to the fact that a system sale shipped and was recognized as revenue or where a system is removed from backlog due to it being in backlog longer than the time provided for by the Company’s backlog criteria shall not count as a “Reduction.” Any action taken by the Board pursuant to this provision would be in addition to any other actions the Board may take under the Company’s policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities.

12. Restrictions on Resale. Participant agrees not to sell any MSU Shares at a time when Applicable Laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as Participant’s status as a Service Provider continues and for such period of time after the termination of Participant’s status as a Service Provider as the Company may specify.

13. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

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14. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE PERFORMANCE UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR AFFILIATE EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF PERFORMANCE UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR AFFILIATE EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

15. Adjustments; Dissolution or Liquidation; Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Award Agreement, will adjust the number and class of Shares covered by the Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify Participant as soon as practicable prior to the effective date of such proposed transaction. The Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. Except as set forth in this Section 15(c), in the event of a merger of the Company with or into another corporation or other entity or a Change in Control, the Award will be treated as the Administrator determines, including, without limitation, that the Award may be assumed, or a substantially equivalent award will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares. In taking any of the actions permitted under this, the Administrator will not be required to treat the Award in a manner similar to the treatment of any other award in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, all restrictions on any MSUs that are converted to RSUs will lapse.

INDUCEMENT MSU AGREEMENT

For the purposes of this subsection (c), the Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the payout of an RSU, for each Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

16. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Accuray Incorporated, 1310 Chesapeake Terrace, Sunnyvale, California 94089, Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing.

17. Award is Not Transferable. Except to the limited extent provided in Section 9, this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void. Participant may, however, dispose of this Award in Participant’s will or through a beneficiary designation.

18. Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

19. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the Award unless the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the issuance and delivery of Shares pursuant to the Award, the Company may require the person to whom such Shares will be issued to represent and warrant at such time that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

INDUCEMENT MSU AGREEMENT

(c) Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.

(d) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

20. Administrator Authority. The Administrator will have the power to interpret this Award Agreement and to adopt such rules for the administration, interpretation and application of the Award Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any MSUs have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to this Award Agreement.

21. Electronic Delivery. Participant agrees that the Company may deliver by electronic means all documents relating to the MSUs (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). Participant also agrees that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify Participant by electronic means.

22. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

23. Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

INDUCEMENT MSU AGREEMENT

24. Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award.

25. Governing Law and Venue. This Award Agreement will be governed by the laws of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award is made and/or to be performed.

26. Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by the Participant.

INDUCEMENT MSU AGREEMENT